EXHIBIT 23.3

               CONSENT OF ERNST & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement on Form S-3 (No. 333-60272) and related Prospectus of Interplay Entertainment Corp. for the registration of 28,715,970 shares of its common stock and to the incorporation by reference therein of our report dated March 18, 2002, with respect to the consolidated financial statements and schedule of Interplay Entertainment Corp. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Orange County, California
May 3, 2002